Exhibit 99.1

February 14, 2022

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES THIRD QUARTER RESULTS

The Company announced today its results of operations for the fiscal third quarter. For the quarter ended December 31, 2021 (the “2021 quarter”), the Company recorded a net loss of $2,961,833 ($0.43 diluted loss per share) on sales of $51,655,943 compared to net earnings of $2,129,745 ($0.30 diluted earnings per share) on net sales of $28,502,049 for the quarter ended December 31, 2020 (the “2020 quarter”). The 2021 quarter results were impacted by the recognition of a net loss of $12,995,160 related to hot-rolled coil futures.

“The historic rise in steel prices reached a peak in September 2021 and we experienced declining steel prices throughout the 2021 quarter,” said Michael J. Taylor, President and Chief Executive Officer. “With prices starting to decline, we experienced physical margin contraction during the quarter but margins remained well above historical averages. Our sales volume for the 2021 quarter was negatively impacted by customer reactions to the shift in steel prices. Physical results for the quarter were not enough to overcome the loss associated with our financial hedges. Early in calendar 2021, we placed the majority of our hedges to protect against increasing exposure to inventory due to historic high prices and extended mill lead-times.  The hedges helped manage the price risk in 2021 but squeezed margins in the 2021 quarter given the backwardation of the forward curve. As historic margins came under pressure the net result from hedging resulted in a loss for the quarter. We remain committed to utilizing hot-rolled coil futures to mitigate the commodity price risk inherent in our business. The utilization of risk management gave us the ability to keep sufficient inventory levels during this historic price cycle which was critical in maintaining customer relationships, capitalizing on opportunities and enabling what will be the most profitable fiscal year in our history.”

SUMMARY OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020

Net Sales	$51,655,943	$28,502,049	$210,143,277	$76,888,329

Total costs and other income	55,585,457	25,733,152	182,311,800	75,568,783

Earnings (loss) before income taxes	(3,929,514)	2,768,897	27,831,477	1,319,546

Provision for (benefit from) income taxes	(967,681)	639,152	6,303,899	298,668

Net earnings (loss)	$(2,961,833)	$2,129,745	$21,527,578	$1,020,878

Weighted average shares outstanding:
Basic	6,906,891	7,039,736	6,903,306	7,062,628
Diluted	6,906,891	7,039,736	6,903,306	7,062,628

Net earnings (loss) per share:
Basic	$(0.43)	$0.30	$3.12	$0.14
Diluted	$(0.43)	$0.30	$3.12	$0.14

COIL SEGMENT OPERATIONS

Coil segment sales for the 2021 quarter totaled $41,795,586 compared to $21,672,147 for the 2020 quarter. Total coil segment sales increased due to increased average selling prices partially offset by a slight decrease in tons sold. The average selling price increased from approximately $665 per ton in the 2020 quarter to approximately $1,899 per ton in the 2021 quarter. Inventory tons sold decreased from approximately 32,000 tons in the 2020 quarter to approximately 29,000 tons in the 2021 quarter. Coil segment operations recorded an operating loss of approximately $4,032,000 for the 2021 quarter compared to an operating profit of approximately $3,238,000 for the 2020 quarter. The operating loss for the 2021 quarter includes recognized net losses on hedging activities of $13,120,220 while the 2020 quarter operating profit included recognized net gains on hedging activities of $396,720.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2021 quarter totaled $9,860,357 compared to $6,829,902 for the 2020 quarter. Tubular segment sales increased due to increased average selling prices partially offset by a slight decrease in tons sold. The average selling price per ton increased from approximately $616 per ton in the 2020 quarter to approximately $1,111 per ton in the 2021 quarter. Tons sold decreased from approximately 11,000 tons in the 2020 quarter to approximately 10,500 tons in the 2021 quarter. Tubular segment operations recorded an operating loss of approximately $647,000 for the 2021 quarter compared to an operating profit of approximately $269,000 for the 2020 quarter. The operating loss for the 2021 quarter included recognized net losses on hedging activities of $1,596,640 while the Company did not have any significant hedging related gains or losses affecting operating results for the 2020 quarter.

SINTON, TEXAS FACILITY

The Company broke ground on the construction of its new coil processing facility in Sinton, Texas during August 2021. The new facility will be on the campus of Steel Dynamics, Inc.'s ("SDI") new flat roll steel mill currently under construction in Sinton, Texas. The Company's new location will consist of an approximately 70,000 square foot building located on approximately 26.5 acres leased from SDI under a 99-year agreement. The Company has selected Red Bud Industries to build one of the world’s largest stretcher leveler cut-to-length lines, capable of handling material up to 1” thick, widths up to 96” and yields exceeding 100,000 psi. The Company expects the location to commence operations in August 2022 and estimates the total cost of the project to be $21 million. The Company previously expected the facility to commence operations in April 2022 but has received notification from the electricity provider that electrical infrastructure necessary to operate the facility is not expected to be complete until July 2022. At December 31, 2021, the construction in process balance was approximately $13 million consisting of $7.4 million in cash payments and $5.6 million of accrued capital expenditures.

“We are excited about the future of our new Sinton facility and the growth opportunity it provides for the Company,” said Mr. Taylor. “We continue to be encouraged by our customers and prospects that share in our excitement about the new facility. After an initial ramp up period, we expect the facility’s annual shipments could be in the range of 110,000 tons to 140,000 tons for fiscal 2024. Based on these volumes and historical average margins, we currently believe annual EBITDA for our Sinton facility could be in the range of $4.5 million to $5.5 million.”

OUTLOOK

The Company expects overall physical margins to decline slightly during its fiscal fourth quarter ending March 31, 2022 but to remain at a level above historical average margins. The Company expects fourth quarter sales volume for both the coil segment and tubular segment to increase slightly compared to the third quarter sales volumes. At the end of the third quarter, the Company’s hedging positions with income statement recognition deferred under hedge accounting consisted of total losses of approximately $10.2 million associated with closed hedging positions and total gains of approximately $1.2 million associated with open hedging positions. The Company expects to reclassify approximately $9 million of these hedging losses into earnings during the fourth quarter.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated, headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman and Decatur where the Company processes hot-rolled steel coils. The Hickman facility operates a temper mill and corrective leveling cut-to length line. The Decatur facility operates a stretcher leveler cut to length line. The Company has a third coil segment location under construction in Sinton, Texas with operations expected to commence in August 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, future hedging activity, expected annual EBITDA for our Sinton facility, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the cost, timing and successful commissioning of our new stretcher leveler line in Sinton, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, the results of our hedging activities, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on February 14, 2022 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.